MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is between HYPERTEC SYSTEMS INC., a company incorporated under the laws of Canada having a place of business at 9300 TransCanada Highway, Ville Saint Laurent, Province of Québec, H4S 1K5 (“Hypertec”)

-AND-

GLOBAL BIT VENTURES INC., a company incorporated under the laws of Nevada, having its registered office at 2 Burlington Woods Dr., Ste.100 Burlington, MA 01803 (“Customer”).

The parties agree as follows:

1.	SERVICES

1.1	Provision of Services: The Customer requests and Hypertec shall provide to the Customer the services and equipment described in Schedule A attached hereto as well as each schedule (each a “Service Schedule”) attached to this Agreement from time to time (the “Services”) on the terms and conditions set out in this Agreement and the applicable Service Schedules.

1.2	Standalone Service Schedules: The pricing, terms and conditions set out or referenced in each Service Schedule of this Agreement are not dependent upon the Customer taking any or all of the other services or equipment put forward by Hypertec or its Affiliates. The Customer may terminate each Service Schedule in accordance with the provisions contained in Section 4, independently of any other service or equipment the Customer receives from Hypertec or its Affiliates.

2.	CHARGES

2.1	Charges and Taxes: The Customer shall pay the charges as listed in any Service Schedule as amended by section 3.4 in the case of a renewal (collectively the “Charges”). The Customer shall also pay applicable commodity taxes, including all sales, retail, use, goods and services, value-added, excise and similar taxes levied or assessed by any Government authority, as well as surcharges for foreign taxes and withholding, if any (collectively, “Taxes”). The Services shall be invoiced on the first of each month for the Services to be rendered during that month with payment terms of net 30 days with prior credit approval unless stipulated otherwise in any Service Schedule. The first monthly payment is due at the signing of this Agreement. If any legislation authorizes the Customer to purchase Services pursuant to this Agreement without the payment of commodity taxes, Customer agrees to supply Hypertec with evidence of such authorization. Any incident of late payment shall entail suspension of the Services, should the Customer fail to remedy the late payment within a delay of five (5) business days following the delivery of a written notice to the Customer requesting payment of the amount that is due and owing.

2.2	Late Payment Charges: Invoiced Charges and Taxes are subject to a late payment charge (“Late Payment Charge”) at the rate specified in the invoice, which rate may vary from time to time, calculated from the invoice date, if not paid within 30 days of the invoice date. Customer will be responsible for the payment of all costs reasonably incurred by Hypertec in collecting or attempting to collect any unpaid Charges or Taxes or Late Payment Charges. Except as provided elsewhere in this Agreement, all payments made by Customer will be non-refundable.

2.3	No Withholding, Deduction or Set-Off: Customer shall not withhold or deduct any amounts from, or set-off amounts owed by Hypertec to Customer against, any amounts invoiced by Hypertec for Charges, Taxes or Late Payment Charges.

2.4	Credits: The Customer shall notify Hypertec within 90 days of the date of the applicable invoice, of any charges that should not have been billed or that were over-billed. If Hypertec confirms that those charges should not have been billed or were over-billed, Hypertec will credit the Customer for those charges.

3.	TERM

3.1	Term of the main body of this Agreement: The term of the main body of this Agreement (the “Agreement Term”) will begin on the later of the date it is signed by the Customer and the date it is signed by Hypertec. It will expire or terminate on the date that the Service Term (as defined in Section 3.4) of the last remaining Service Schedule expires or terminates.

3.2	Term of Each Service Schedule: Each Service will be provided for the period set out in the relevant Service Schedule (the “Initial Service Term”);

3.3	Early Provision of Services: If Hypertec begins work to provide any Service, or if Hypertec delivers any Service, before the start of the Agreement Term or the relevant Initial Service Term, all work and services provided by Hypertec before either of those dates will be considered to have been provided under all of the terms and conditions of this Agreement including the relevant Service Schedule.

3.4	Renewal Term(s): Unless the Customer or Hypertec gives a notice of non-renewal to the other party as described in Section 3.5, each Service Schedule will automatically be renewed at the end of the Initial Service Term on the same terms and conditions for the consecutive renewal period(s) set out in that Service Schedule. If there is no renewal period set out in a Service Schedule, then that Service Schedule will expire and the Services provided thereunder will be terminated at the end of the Initial Service Term. Each renewal period described above is defined as a “Service Renewal Term”. The Initial Service Term and any Service Renewal Term(s) are collectively referred to as the “Service Term”. Hypertec may change the Charges for a Service Renewal Term by providing the Customer with at least ninety (90) days advance written notice of the change before the end of the then current Initial Service Term or Service Renewal Term, as the case may be.

3.5	Notice of Non-Renewal: Either party may send to the other party a written notice, at least thirty (30) days in advance of the expiration of the relevant Service Term, as the case may be, that it does not intend to renew a Service Schedule. As a result, that Service Schedule will expire and the Services provided thereunder will be terminated at the end of the then current Service Term.

4.	TERMINATION

4.1	Early Termination by Customer: Customer may terminate a Service it has requested under a Service Schedule (“Terminated Service”) at any time before the end of the relevant Service Term by giving notice of termination to Hypertec at least 30 days before the proposed early termination date. Customer may not terminate a Service except as provided herein. If Customer terminates a Service under this Section, the Customer shall pay to Hypertec the Charges defined in paragraph 6 of the Service Schedule.

4.2	Termination for Cause: Either party may terminate this Agreement or any Service Schedule, or Hypertec may suspend the Services in whole or in part, by giving notice in writing to the other party, upon the occurrence of any of the following: (i) the other party materially defaults with respect to a material obligation under this Agreement or the applicable Service Schedule and does not remedy that default within five (5) days after receiving written notice of the default; or (ii) the other party enters into a compulsory or voluntary liquidation, or convenes a meeting of its creditors or has a receiver appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business. Hypertec has certain additional rights of termination as provided under this Agreement. Customer’s failure to pay any invoiced Charges, Taxes or Late Payment Charges when due is a material default with respect to a material obligation. Notwithstanding the foregoing, if Hypertec materially defaults with respect to a material obligation in the provision of a Service, and Hypertec has not remedied that default within 30 days after receiving written notice of such default, Customer shall only be entitled to terminate the Service Schedule for that Service.

4.3	Charges Payable: On the termination of this Agreement or a Service Schedule for any reason, all payments required to be made to Hypertec by the Customer under the Agreement or that Service Schedule, as applicable, shall be due and payable immediately, and Hypertec may apply any prepaid amounts by Customer towards any other amount payable by Customer. Termination of a Service Schedule or this Agreement shall not relieve the Customer from any liability, including amounts owing, which accrued before the termination became effective. Customer will not be required to pay Termination Charges if Customer terminates this Agreement or a Service Schedule in accordance with Section 4.2.

4.4	Additional Termination Rights: Hypertec may terminate this Agreement immediately without notice in the event of a change of Control of the Customer or other assignment of this Agreement by the Customer without the prior written consent of Hypertec as provided in Section 12.3. “Control” means control, as defined in Section 2(3) of the Canada Business Corporations Act, and includes control “directly or indirectly in any manner whatever”, as defined in Section 256(5.1) of the Income Tax Act (Canada). Notwithstanding the foregoing, Hypertec shall not terminate this Agreement in the event of a change of control of the Customer or other assignment to Marathon Patent Group Inc.

4.5	Collaboration: In the event of the termination of the present Agreement for any reason, the parties hereby agree to collaborate with each other and with their respective suppliers in order to facilitate the migration of material resources and/or to carry out any other adjustment required to transfer the Services to another supplier or to the Customer’s premises. Such collaboration may be subject to reasonable charges which shall be notified to the other party in advance.

4.6	Default: In the event that Customer fails to perform or fulfill any obligations under this Agreement or fails to remedy in the event of default as provided in section 4.2 herein, Hypertec may at Hypertec’s option (a) cure such default and the cost of such action may be added to Customer’s financial obligations under this Agreement; or (b) as permitted by law, take possession of Customer’s Equipment being hosted by Hypertec at the time of default. Hypertec may, at its option, hold Customer liable for any difference between any amount that would have been payable under this Agreement during the balance of the unexpired term of the Agreement.

5.	SERVICE OBLIGATIONS

5.1	Service Commitments: Hypertec undertakes to put into place all that is necessary to ensure the continuity and quality of its Services. Hypertec shall provide each Service in accordance with this Agreement, including the relevant Service Schedule, and any service level agreements that may be specified in that Service Schedule and shall employ the highest degree of care in accordance with industry standards, subject to the Force Majeure provisions contained in Section 10.

5.2	Rights and Remedies: All of Customer’s rights and remedies relating to Hypertec’s failure to meet a service level agreement, including credits, refunds or rights of termination, are set out in the relevant Service Schedule. These rights and remedies are subject to the limitations of liability set out in Section 7 and are the only remedies for Hypertec’s failure to meet a service level agreement or for a service interruption.

5.3	Disclaimer: Customer acknowledges that Hypertec does not warrant (i) uninterrupted or error-free Services, or (ii) the content, availability, accuracy or any other aspect of any information including all data, files and all other information or content in any form, accessible or made available to or by the Customer or End Users (as defined in Section 6.1 below) through the use of the Services. During a Service Term, Hypertec may migrate a Service to an alternative service or technology as long as the alternative service or technology provides similar functionality for the Service. The definition of “Service” includes the alternative service. Hypertec shall not be responsible if any changes in the Services affect the performance of equipment, hardware or software other than Hypertec provided equipment or cause it to become obsolete or require modification or attention. Hypertec shall provide the Customer with a 60-day prior notice of any such change. Customer acknowledges that Hypertec may interrupt the Services, as may be specified in the Service Schedules or in case of emergency, in order to provide maintenance in respect of the Services.

5.4	WAIVER: THE WARRANTIES PROVIDED IN THIS AGREEMENT REPLACE ALL OTHER WARRANTIES AND CONDITIONS. THE CUSTOMER WAIVES ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR AVAILABILITY OR RELIABILITY OF THE SERVICES.

6.	CUSTOMER OBLIGATIONS

Obligations:

6.1	Adhere to the Acceptable use policy (AUP) as attached in Schedule B hereto;

6.2	In addition to any other obligations of the Customer under this Agreement, the Customer shall:

(a)	obtain and maintain all third party permissions and consents necessary to permit Hypertec and/or the Hypertec Providers to gain prompt and safe access to Customer’s premises so they can perform Hypertec’s obligations under this Agreement;

(b)	be responsible for use of the Services by any of its employees, officers, directors, agents and its end users (collectively, “End Users”), and take all necessary measures to ensure that the End Users use the Services in accordance with the terms and conditions of this Agreement;

(c)	comply and cause its End Users to comply with (A) the internet acceptable use policy attached to a Service Schedule (as may be amended by Hypertec from time to time and made available on Hypertec’s website) for any internet-based Service if the Customer is receiving that Service; and (B) any third party software license terms and conditions for software used by the Customer and/or its End Users in connection with the use of the Services;

(d)	not tamper with, alter or otherwise rearrange the Services;

(e)	not use or abuse the Services, or permit or assist others to do so in any manner that interferes with the Services or the provision of them, or with the networks of Hypertec or any Hypertec Provider or with access to those networks by other users;

(f)	not use or abuse the Services, or permit or assist others to do so for any purpose or in any manner that directly or indirectly violates the terms of this Agreement, applicable laws or any third party or Hypertec rights; and

(g)	ensure that at all times, during the Agreement Term, Customer is a business entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization.

(h)	Comply with the Acceptable Customer Policy (ACP) of Hypertec, which disqualifies the customer if in violation with any Federal laws of Canada (Including; Corruption of Foreign Public Officials legislation, The Criminal Code, Anti-Money Laundering and Anti-Terrorist Financing legislation) the laws of Quebec (Including; Applicable securities legislation, Gaming Control legislation) and if the customer is on the Canada Economic Sanctions List or the Public Safety – Listed Terrorist Entities. The customer needs to comply at any time on the ACP and continuous screening will be performed every year by Hypertec, as per this process.

6.3	Hypertec is not liable for any failure to provide the Services in accordance with this Agreement that arises from Customer’s failure to comply with any of the obligations set out in Section 6.1. Also, if a Customer’s failure to comply with any of the obligations in Section 6 materially adversely affects Hypertec, the Services or other customers’ ability to receive services from Hypertec, Hypertec may take all actions which it reasonably considers necessary to address that material adverse effect including the immediate suspension of or restriction on the use of the Services.

6.4	Hypertec may impose sanctions including suspension up to termination with any customer who (i) fails to comply with the AUP, and or (ii) fails to comply with the ACP.

7.	LIMITATION OF LIABILITY

7.1	LIABILITY FOR DIRECT DAMAGES: HYPERTEC’S AND THE HYPERTEC PROVIDERS’ TOTAL CUMULATIVE LIABILITY FOR DAMAGES, EXPENSES, COSTS, LIABILITY OR LOSSES (COLLECTIVELY, “DAMAGES”) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES UNDER THIS AGREEMENT, WHETHER ARISING IN NEGLIGENCE, TORT, STATUTE, EQUITY, CONTRACT, COMMON LAW, OR ANY OTHER CAUSE OF ACTION OR LEGAL THEORY EVEN IF HYPERTEC OR A HYPERTEC PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES, IS LIMITED TO DIRECT, ACTUAL, PROVABLE DAMAGES AND WILL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE TOTAL AGGREGATE MONTHLY CHARGES (LESS ALL DISCOUNTS AND CREDITS) PAID BY THE CUSTOMER FOR THE SPECIFIC SERVICE(S) THAT GAVE RISE TO THE DAMAGES DURING THE THREE MONTH PERIOD BEFORE THE EVENT GIVING RISE TO THE DAMAGES, LESS AMOUNTS PAID FOR PREVIOUS CLAIMS FOR SUCH SERVICE, IF ANY.

7.2	NO LIABILITY FOR CERTAIN DAMAGES: HYPERTEC IS NOT LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES UNDER A SERVICE SCHEDULE (INCLUDING LOST PROFITS, ANTICIPATED OR LOST REVENUE, LOSS OF DATA, LOSS OF USE OF ANY INFORMATION SYSTEM, FAILURE TO REALIZE EXPECTED SAVINGS OR ANY OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY THIRD PARTY CLAIM), WHETHER ARISING IN NEGLIGENCE, TORT, STATUTE, EQUITY, CONTRACT, COMMON LAW, OR ANY OTHER CAUSE OF ACTION OR LEGAL THEORY EVEN IF HYPERTEC HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. HYPERTEC AND THE HYPERTEC PROVIDERS ARE NOT LIABLE FOR, AND CUSTOMER SHALL BE LIABLE FOR, (I) THE USE OF THE SERVICES PROVIDED BY HYPERTEC IN COMBINATION WITH SERVICES, PRODUCTS OR EQUIPMENT PROVIDED BY THE CUSTOMER OR ANY THIRD PARTIES, (II) THE FAILURE BY THE CUSTOMER TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, (III) CUSTOMER’S OR ANY OF ITS END USER’S USE OF THE SERVICES OR TRANSMISSION OF CONTENT (AS DEFINED IN SECTION 10), OR (IV) CLAIMS AGAINST HYPERTEC OR A HYPERTEC PROVIDER BY AN END USER IN CONNECTION WITH THE SERVICES.

7.3	CUSTOMER PROPERTY: HYPERTEC SHALL NOT BE HELD RESPONSIBLE FOR DATA, SOUND, TEXT, IMAGES, ELEMENTS OF FORM, AND APPLICATIONS THAT ARE STORED ON THE CUSTOMER’S EQUIPMENT.

7.4	FUNDAMENTAL BREACH: SECTION 7 OF THIS AGREEMENT SHALL APPLY EVEN IF THERE IS A BREACH OF AN ESSENTIAL OR FUNDAMENTAL TERM OR A FUNDAMENTAL BREACH OF THIS AGREEMENT.

7.5	LIMITATIONS FAIR AND REASONABLE: CUSTOMER AGREES THAT THE LIMITATIONS OF LIABILITY SET OUT IN THIS SECTION ARE FAIR AND REASONABLE IN THE COMMERCIAL CIRCUMSTANCES OF THIS AGREEMENT AND THAT HYPERTEC WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE CUSTOMER’S AGREEMENT TO LIMIT HYPERTEC’S AND THE HYPERTEC PROVIDERS’ LIABILITY IN THE MANNER, AND TO THE EXTENT, PROVIDED FOR IN THIS SECTION.

8.	CONFIDENTIAL INFORMATION

8.1	Definition of Confidential Information: For the purposes of this Agreement, Confidential Information means all information relating to the business and operations of either party, including, without limitation, equipment, software, designs, methods, procedures, processes, technology, programs, inventions, applications, configurations, product or service specifications, prices, price lists, customer lists, costing, contracts, marketing plans, profits, profit margins, financial information and all other information identified as confidential at the time of disclosure or that a reasonable person would consider, from the nature of the information and the circumstances of disclosure, to be confidential information. Such confidential information includes original information as well as all copies and any reports, analyses, products and other materials derived therefrom;

8.2	Use of Confidential Information: The parties hereby undertake to use and protect the Confidential Information as follows:

(a)	The parties hereby undertake to use the Confidential Information provided strictly for the purposes of this Agreement and shall not to divulge, either directly or indirectly, any of the Confidential Information to any individual within their respective organizations or any third party, except on a need to know basis;

(b)	Neither party will make use, in any manner whatsoever, whether directly or indirectly of the disclosed Confidential Information for its own gain or to personally profit therefrom.

(c)	The parties hereby undertake to use the same degree of care in protecting the discloser’s Confidential Information as they would employ in connection with their own Confidential Information, but in no event shall either party use less than reasonable diligence in this regard;

(d)	Upon the request of the discloser or upon the termination of the business relationship between the parties, the recipient of Confidential Information shall promptly return all the Confidential Information, howsoever recorded, that are in the recipient’s possession, or under its control, or shall immediately destroy all such documents and furnish the discloser with written certification of their destruction.

(e)	The parties hereby acknowledge and confirm that any breach of the confidentiality obligations will cause to the non-breaching party such irreparable harm and prejudice that cannot be fully compensated in damages and therefore, the breaching party hereby consents to the non-breaching party seeking injunctive relief.

8.3	Consent: Consent to disclose information kept by Hypertec regarding the Customer may be taken to be given by the Customer where the Customer provides written consent, electronic confirmation via the Internet or consent through other methods, as long as an objective document record of Customer consent is provided by the Customer or an independent third party.

8.4	Survival: The parties hereby agree their obligation of confidentiality will survive the termination of this Agreement.

9.	CONTENT

Customer acknowledges that Hypertec does not own or have any control over the content, availability, accuracy or any other aspect of any information, data, files, pictures or content in any form or any type (collectively, the “Content”) accessible or that may be available to or by the Customer or its End Users through the use of the Services. Hypertec does not monitor the use of the Services by the Customer or its End Users, unless monitoring is provided as part of a Service and explicitly set out in a Service Schedule, and has no control over the Customer’s or its End Users’ use of the Services. However, Hypertec will be entitled to electronically monitor the Services from time to time and disclose any information that is necessary to satisfy any law, regulation or lawful request or as necessary to operate the Services or to protect the rights or property of itself or others that are directly related to providing the Services.

10.	FORCE MAJEURE

If there is a default or delay in a party’s performance of its obligations under this Agreement (except for the obligation to make any payments under this Agreement), and the default or delay is caused by circumstances beyond the reasonable control of that party including but not limited to fire, flood, earthquake, elements of nature, acts of God, epidemic, explosion, power failure, war, terrorism, revolution, civil commotion, acts of public enemies, law, order, regulation, ordinance or requirement of any government or its representative or legal body having jurisdiction, or labour unrest such as strikes, slowdowns, picketing or boycotts, then that party shall not be liable for that default or delay, and shall be excused from further performance of the affected obligations on a day-by-day basis, if that party uses commercially reasonable efforts to expeditiously remove the causes of such default or delay in its performance.

11.	INSURANCE

11.1	General: All insurance maintained by Hypertec under this Agreement must be with a reputable insurance company. Promptly after the effective date of this Agreement, and at each policy renewal or at other times upon request from Customer, Hypertec will furnish Customer with certificates of insurance that show the minimum levels of insurance Hypertec must maintain under this Agreement. Hypertec will name Customer and its officers, directors, employees, successors, assigns and agents” as additional insureds for the Commercial General Liability policy and will cause each of its policies of insurance (and the underlying property owner’s policies, as applicable) to contain a waiver of any right of subrogation on the part of the insurer against the foregoing parties where permitted by law. The insurance maintained by Hypertec under this Agreement must be primary to, and without any right of contribution from, any other insurance that may be available to Customer.

11.2	Worker’s Compensation and General Commercial Liability Insurance: Hypertec will maintain, at its expense, during the entire term of the present Agreement and any renewals thereof:

(a)	“Workers’ Compensation” insurance, including coverage for all costs, benefits and liabilities under workers’ compensation and similar laws that may accrue in favor of any person employed by Hypertec in all geographic areas where Hypertec performs Services, and “Employer’s Liability” insurance with limits of liability of not less than US$1,000,000;

(b)	“Commercial General Liability” insurance including public liability and product liability insurance with limits of not less than $5,000,000 per occurrence and $5,000,000 general aggregate to cover loss and damage incurred by Customer in connection with this Agreement;

(c)	“Professional Indemnity” or “Errors and Omissions” insurance with limits of not less than $2,000,000 per claim and with a retroactive date no later than the date Services commenced.

12.	GENERAL PROVISIONS

12.1	Performance of Obligations: Hypertec may perform its obligations under this Agreement through its affiliates, agents, suppliers or subcontractors (the “Hypertec Providers”), but Hypertec shall not be relieved of its obligations by using the Hypertec Providers.

12.2	Entire Agreement; Amendment: This Agreement is the entire agreement between the Customer and Hypertec with respect to the subject matter, and supersedes all prior agreements, understandings, commitments, undertakings, representations, negotiations and discussions on the subject matter, whether written or oral. There are no conditions, agreements, representations, warranties or other provisions, express or implied (including through course of dealing), collateral or otherwise, relating to the subject matter of this Agreement, which induced either party to enter into this Agreement or on which either party places any reliance, other than those set forth in this Agreement. If the Customer issues a purchase order or other document for the Services, it will be considered to be for the Customer’s internal use only and any provisions contained herein shall not amend or be used to interpret this Agreement. This Agreement shall not be amended other than by an instrument in writing signed by both parties and stating that the parties expressly intend to amend this Agreement.

12.3	Assignment: Neither party may assign this Agreement in whole or in part, including any Service Schedule, without the prior written consent of the other party, not to be unreasonably withheld. A change of Control of the Customer shall be considered an assignment which would require the prior written consent of Hypertec. Notwithstanding the foregoing, an assignment by Customer shall be contingent upon Hypertec determining the Customer’s assignee to be credit worthy and in compliance with any eligibility criteria for the Services.

12.4	Interpretation: In this Agreement, the headings are for convenience of reference only and shall not affect its construction or interpretation. If there is any conflict between the terms of the main body of this Agreement and the Service Schedules, the terms of the main body of the Agreement shall govern unless otherwise expressly provided for in writing in a Service Schedule.

12.5	Currency: Unless otherwise specified in a Service Schedule, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

12.6	Waivers: No waiver of any provision of this Agreement shall bind a party unless consented to in writing by that party. No waiver of any provision of this Agreement shall be a waiver of any other provisions, nor shall any waiver be a continuing waiver, unless otherwise expressly provided in the waiver.

12.7	Notice: All notices provided for shall be given in writing and delivered by personal delivery, prepaid first class registered or certified mail, by email or by facsimile. Notices delivered by facsimile shall be considered to have been received upon the sender obtaining a bona fide confirmation of such delivery. The address for notice shall be (i) for the Customer, the address to which Hypertec sends the Customer’s invoices to the attention of the Customer’s authorized signatory; and (ii) for Hypertec, to the business address and attention of the Hypertec sales representative for the Customer. Customer shall notify Hypertec of a change in its billing address and any change in its corporate name or any business or trade name used in connection with the Services.

12.8	Severability: If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, the other provisions of this Agreement shall not be affected or impaired, and the offending provision shall automatically be modified to the least extent necessary in order to be valid, legal and enforceable.

12.9	Independent Contractors: The present Agreement does not create nor is it intending to create a joint-venture, partnership or other form of association and neither party shall have the power to bind the other. The Customer and Hypertec shall remain at all times independent contractors and neither party may represent the other.

12.10	Counterparts: This Agreement, including any Service Schedule or service order, signed pursuant to a Service Schedule may be signed in one or more counterparts, each of which shall be considered an original and all of which, taken together, shall constitute one and the same instrument.

12.11	Language: The parties have requested that this Agreement and all correspondence and all documentation relating to this Agreement be written in the English language. Les parties aux présentes ont exigé que la présente entente, de même que toute la correspondance et la documentation relatives à cette entente, soient rédigées en langue anglaise.

12.12	Third Party Beneficiaries: Nothing in this Agreement, express or implied, shall or is intended to confer on any other person, firm or enterprise, any rights, benefits, remedies, obligations or liabilities of this Agreement, other than the Parties, their respective successors or permitted assigns.

12.13	Non-Solicitation: The Customer undertakes throughout the Agreement Term and any renewals thereof not to hire an employee of Hypertec working in the domain similar to the services offered herein. The Customer further undertakes not to solicit or encourage an employee of Hypertec to leave his/her job at Hypertec to work with Customer. The following restriction shall not apply to any employee of Hypertec who responds to a general offer of employment.

12.14	Applicable Law: The present Agreement t is governed and interpreted in accordance with the laws in force in the Province of Quebec and the federal laws applicable therein and any proceeding to be taken between the parties shall be submitted to the courts of the Judicial District of Montreal having exclusive jurisdiction herein.

NEXT PAGE IS THE SIGNATURE PAGE

GLOBAL BIT VENTURES INC.		HYPERTEC SYSTEMS INC.

PER:	________________________	PER:	________________________
NAME:	________________________	NAME:	________________________
TITLE:	________________________	TITLE:	________________________
DATE:	________________________	DATE:	________________________

SCHEDULE A –SERVICE SCHEDULE

This is a Service Schedule to the Master Services Agreement (the “MSA”) between Hypertec Systems Inc. (“Hypertec”) and the Customer for the provision of the services described herein below (the “Services”). The Services are to be rendered subject to the terms and conditions set forth in the MSA and in this Service Schedule. Unless otherwise defined in this Service Schedule, capitalized terms shall have the meaning ascribed to them in the MSA. Notwithstanding anything in this Service Schedule to the contrary, nothing shall be deemed to restrict in any way the limitation of liability provisions contained in the MSA.

1.	STANDARD SERVICES

1.1	Infrastructure Preventative Maintenance Services

Hypertec shall provide infrastructure preventative maintenance services for the electrical and mechanical infrastructure used to support the Customer equipment and capacity described in section 4 of the present Schedule. The preventative maintenance services shall be provided as per manufacturer’s standards.

1.2	Emergency Repair Services

Hypertec shall provide emergency repair services for the electrical and mechanical infrastructure required to support the capacity described in section 4 of the present Schedule in the event of an outage of an electrical or mechanical infrastructure component. The emergency repair services shall be performed Monday to Friday from 8:00AM to 5:00PM excluding statutory holidays (hereinafter “Regular Business Hours”) within a response time of four (4) hours and a resolution time based on best efforts.

1.3	Remote Hands Services

Hypertec shall provide one (1) full-time person, who is acceptable to the Customer, acting reasonable, and has the technical expertise to service the needs of the Customer (the “Dedicated Resource”), at the Site to perform the following remote hands services during Regular Business Hours:

(a)	Hands and Eyes Support Services including but not limited to daily monitoring of system readings and rebooting Customer equipment as required;
(b)	Daily monitoring of local mechanical controls and power utilization;
(c)	Control and monitor physical access to the Site;
(d)	Monitoring of hash rate performance;
(e)	Hardware support services of Customer equipment;
(f)	Software support services of Customer equipment;
(g)	Work with Customer as requested to maximize hash rate and uptime;
(h)	Shipping and receiving of equipment to and from the Site.

In the event that the Customer is not satisfied with the Dedicated Resource, the Customer shall provide Hypertec with ten (10) business days’ notice requesting Hypertec to replace the Dedicated Resource with another Dedicated Resource who is acceptable to the Customer, acting reasonably. Hypertec shall use commercially reasonably efforts to source another Dedicated Resource as soon as is practicable. In the time it takes to source another Dedicated Resource, Hypertec will deploy resource(s) in order to achieve a similar level of service that the Dedicated Resource was providing. The Customer may also terminate the remote hands service and associated fees at any time with ten (10) business days’ notice.

2.	OPTIONAL SERVICES

2.1	The following options are not included within the Service but may be provided by Hypertec at additional charges where such services are selected in section 4 below:

(a)	Managed internet bandwidth services;
(b)	Third party dedicated telecommunication circuits may be provided by Hypertec at Customer’s additional expense;
(c)	Dedicated storage space and;
(d)	Dedicated office space.

3.	TERM

3.1	Schedule Term: This Service Schedule shall be effective on the date of the signature of the Agreement (the “Effective Date”) and it shall remain in force for [ ] months (the “Schedule Term”).

3.2	Renewal of Service Schedule: Unless the Customer or Hypertec gives a notice to the other as described in Section 4.3, this Service Schedule will automatically be renewed at the end of the Initial Service Term on the same terms and conditions for an additional one (1) year term (a “Service Renewal Term”). At the end of each Service Renewal Term, an additional Service Renewal Term will commence unless the Customer or Hypertec gives notice to the other as described in Section 4.3. The Initial Service Term and any Service Renewal Term(s) are collectively referred to as the “Term”. Hypertec may change the Charges for a Service Renewal Term by providing the Customer with at least [ ] days advance written notice of the change before the end of the then current Initial Service Term or Service Renewal Term, as the case may be. Notwithstanding any other provision of this Service Schedule, the Term with respect to this Service shall not extend beyond the term of the Underlying Rights for the applicable site.

3.3	Notice of Non-Renewal: Either party may send to the other a written notice, at least [ ] days in advance of the expiration of the Initial Service Term or the Service Renewal Term, as the case may be, that it does not intend to renew this Service Schedule, and thereafter, this Service Schedule will expire and the Services provided thereunder will be terminated at the end of the Initial Service Term or the current Service Renewal Term, as the case may be.

3.4	Use of Services Beyond Service Term: If Customer has sent a notice of non-renewal but for any reason continues to receive and use any Services after the expiry of the Initial Service Term or final Service Renewal Term, the terms and conditions of the Service Schedule and the MSA shall continue to apply for so long as Customer receives the Services, except that the Charges shall be the monthly term charges for the Services in effect.

4.	MONTHLY CHARGES AND SERVICE CHARGES

4.1	Monthly Charges and Service Charges: Throughout the Initial Service Term, the Customer shall pay to Hypertec the monthly recurring charges (the “MRC”) and the non-recurring charges (the “NRC”) for the Services set out below and any applicable charges, including but not limited to features and installation charges. Taxes are not included in the rates set out below and shall be the responsibility of the Customer.

4.1.1	Monthly Charges

Service Description	MRC per Unit	Quantity	Total MRC
Remote Hands Services (Price Per Site Per Dedicated Resource)*	$[ ]	[ ]	$[ ]
Infrastructure Preventative Maintenance Services (Price per kW of Capacity)	$[ ]	[ ]	$[ ]
Managed internet bandwidth services (Price Per Mbps)	$[ ]	[ ]	$[ ]
Dedicated Secure Storage Space (Price per Square Foot)**	$[ ]	[ ]	$[ ]
Total			$[ ]

*In the event, the Customer requires Remote Hands Services outside Regular Business Hours and the Dedicated Resource is available, there shall be additional charges of $[     ] per hour.

**Customer will pay Supplier for actual metered power used by Customer at the actual kWh rates paid by Supplier to its power provider, on a monthly basis, multiplied by the PUE (Power Usage Effectiveness). Customer may request from Supplier evidence supporting the current kWh rates paid.

4.1.2	Non-Recurring Charges

Service Description	Total NRC
Setup fees for 2.0MW of mining infrastructure*	$[ ]

*Unless mutually agreed upon by both Hypertec and Customer, the setup fees shall not be increased if there are additional costs borne by Hypertec in connection with providing the said capacity.

4.1.3	Professional Services

Service Description	Price Per Hour
Emergency Repair Services (Price Per Hour) – Regular Business Hours	$[ ]
Emergency Repair Services (Price Per Hour) – Outside Regular Business Hours	$[ ]
Hardware Support Services of Customer Equipment – Regular Business Hours	$[ ]*
Hardware Support Services of Customer Equipment – Outside Regular Business Hours	$[ ]*

*Hardware support services rates do not include any parts and/or materials required to fix the Customer equipment. Hypertec shall charge Customer for any parts and/or materials used to repair Customer equipment.

4.2	Services Grace Period: Hypertec shall provide the Remote Hands Services, Infrastructure Preventative Maintenance services, and other services as needed to ensure a timely deployment at no cost until such time as the hardware purchased by Customer in purchase order #2017001 dated September 27, 2017, (the “P.O.”) are running at a hash rate of at least [ ] gigahash per second for a period of [ ] consecutive days (referred to as a “Successful Deployment”) as finally determined by Hypertec, provided that it is consistent with the hash rate shown on the Customers pool. Notwithstanding the foregoing, any managed internet bandwidth services, dedicated storage space and/or power utilized within said storage space shall be due and charged to the Customer.

5.	EARLY TERMINATION BY CUSTOMER

Customer may terminate a Service it has requested in this Service Schedule (“Terminated Service”) at any time before the end of the relevant Term by giving notice of termination to Hypertec at least [ ] days before the proposed early termination date. If Customer terminates a Service under this Section, the Customer shall pay to Hypertec all Charges and Taxes due for the Terminated Service up to the date of termination.

6.	COMMUNICATION

6.1	The Customer undertakes to provide Hypertec with a single point of contact (“SPOC”) possessing full authorization to request any Services from Hypertec, including access cards, electrical circuits, telecommunication circuits, and delivery of equipment and support services. The SPOC shall also name Designated Representative(s) to act on his/her behalf if the situation so requires. The names of such Designated Representatives and any changes thereto will be forwarded to Hypertec.

6.2	For the purposes of the present Agreement, the SPOC is:

Full Name	Charles Allen
Title	Director
Address	2 Burlington Woods Dr., Ste.100 Burlington, MA 01803
Telephone Number (Primary)	N/A
Telephone Number (Secondary)	N/A
Fax Number	N/A
E-mail Address

THIS SCHEDULE FORMS AN INTEGRAL PART OF THE MASTER SERVICES AGREEMENT AND IS GOVERNED BY ITS TERMS AND CONDITIONS.

By signing this Schedule, the Customer indicates that it has read, understands and agrees with all of the terms and conditions set out or referenced in this Service Schedule.

NEXT PAGE IS THE SIGNATURE PAGE

GLOBAL BIT VENTURES INC.		HYPERTEC SYSTEMS INC.

PER:	________________________	PER:	________________________
NAME:	________________________	NAME:	________________________
TITLE:	________________________	TITLE:	________________________
DATE:	________________________	DATE:	________________________